Exhibit 10.10

LEASE AGREEMENT

     THIS LEASE AGREEMENT (hereinafter “Lease”) is made and entered into this 30th day of June, 2004, by and between JEFFREY R. HEIN, or his assigns, (hereinafter referred to as “Lessor”), and HARTVILLE GROUP, INC., a Nevada Corporation (hereinafter referred to as “Lessee”).

W I T N E S S E T H:

     In consideration of the rental payments and all of the agreements contained herein, Lessor hereby grants a leasehold interest to Lessee, and Lessee hereby accepts a leasehold interest from Lessor in and to the property described on Exhibit “A”, attached hereto and incorporated herein, upon and subject to the terms, provisions and conditions hereinafter stipulated:

     1. Description of Premises and Equipment. The premises subject to this Lease consists of that certain parcel of real property described on Exhibit “A” together with a building containing approximately 12,000 square feet to be constructed thereon pursuant hereto, together with all Lessor’s rights, easements, and appurtenances in and to the premises and in and to such rights as Lessor may have in roads, or streets, whether public or private, which are contiguous to the premises and are reasonably required for the installation, maintenance, operation and service of sewer, water, gas, power, or other utility lines and for ingress and egress to the above- described parcel of real estate, said real estate being hereinafter referred to as the “Premises.”

     2. Term of Lease. The term of this Lease shall begin on the Commencement Date, which shall be the date Lessor received the final building inspection approval for the building from the appropriate governmental authority. The accrual of rent hereunder shall begin on the Rent Accrual Date which shall be thirty (30) days after the Commencement Date, or the date Lessee occupies the Premises and opens for business, whichever first occurs. Unless otherwise extended, the term of this Lease shall end on the last date of the tenth (10th) full Lease Year as hereinafter defined. A “Lease Year” is defined herein as being that twelve (12) month period commencing on the first (1st) day of the first (1st) month after the Rent Accrual Date, and each subsequent anniversary thereof. If the Rent Accrual Date falls upon a date other than the first (1st) day of a month, the rent for that month shall be pro rated accordingly.

     In order to avoid any subsequent controversy as to the exact Commencement Date, the

Rent Accrual Date, each party hereto agrees upon demand of the other to execute a written document in recordable form expressing the Commencement Date, Rent Accrual Date, and the ending date for the original term hereof.

     3. Base Rent. Lessee covenants and agrees to pay Lessor as Base Rent for the Premises the sum of One Million Four Hundred Forty Thousand and no/100 Dollars ($1,440,000.00). So long as Lessee is not in default under this Agreement, such base rental may be divided into monthly installments of Eleven Thousand Five Hundred and no/100 Dollars ($11,500.00) during years one (1) through five (5) and monthly installments of Twelve Thousand Five Hundred and no/100 Dollars ($12,500.00) during years six (6) through ten (10).

     All Base Rent shall be paid in advance without notice from Lessor on the first day of each month, shall be payable to the order of Lessor or to such other entity as Lessor may designate, and shall be made at 7958 Erie Avenue N.W., Canal Fulton, OH 44614 or at any other such place as the Lessor may, from time to time, designate.

     In the event that any payment due to Lessor from Lessee hereunder shall not be received by Lessor before the 5th day of each month, a one-time “late charge” of five cents ($.05) per each One Dollar ($1.00) so overdue may be charged by Lessor to Lessee for the purpose of defraying the expense incident to the handling of such delinquent payments.

     4. Option To Expand. In consideration of the sum of Thirty-Six Thousand and no/100 Dollars ($36,000.00) from Lessee to Lessor payable in increments of Twelve Thousand and no/100 Dollars ($12,000.00) per year, with the initial payment due and payable on the Rent Accrual Date, the second (2nd) payment due and payable twelve (12) months after the Rent Accrual Date, and the third (3rd) payment due and payable twenty-four (24) months after the Rent Accrual Date, Lessor hereby grants to Lessee the exclusive right to expand the proposed building an additional eight thousand (8,000) square feet to a total building size of approximately twenty thousand (20,000) square feet. The proposed building expansion is depicted on Exhibit “B”, which is attached hereto and specifically incorporated herein. Lessee’s right to expand the proposed building shall be effective on and after the date of execution of this Lease Agreement and shall continue through the end of the third (3rd) Lease Year as defined in Section 2 of this Lease Agreement. If Lessee does not exercise Lessee’s right to expand the proposed building prior to the end of the third (3rd) Lease Year, Lessee’s right to expand the building hereunder shall expire and become null and void.

     Lessee shall exercise its right to expand the proposed building by giving written notice of expansion to Lessor in accordance with Section 21of this Lease Agreement. If Lessee exercises its right to expand the proposed building prior to construction of the 12,000 square foot building, the term of this Lease with respect to the expansion area shall be ten (10) years as set forth in section 2 of this Lease Agreement. The base rental rate on the additional 8,000 square feet shall be Nine Hundred Sixty Thousand and no/100 Dollars ($960,000.00). So long as Lessee is not in default under this Agreement, such rental may be divided into monthly installments of Seven Thousand Six Hundred Sixty-Six and 67/100 Dollars ($7,667.67) during years one (1) through five (5) and monthly installments of Eight Thousand Three Hundred Thirty-Three and 34/100 Dollars ($8,333.34) during years six (6) through ten (10). The Commencement Date, Rent Accrual Date, and the manner of payment shall be consistent with these dates as set forth in Section 2 of this Lease Agreement.

     If Lessee exercises its right to expand the proposed building after construction of the 12,000 square foot building has commenced or after the building has been completed, Lessor and Lessee hereby agree to extend the term under this Lease Agreement for both the 12,000 square foot portion of the building and the 8,000 square foot expansion for a full ten (10) years from the date that rent accrues to Lessor with respect to the additional 8,000 square foot expansion area. The accrual of rent with respect to the expansion area shall begin on the Expansion Rent Accrual Date which shall be thirty (30) days after the Lessor receives the final building inspection approval for the expansion area from the appropriate governmental entity or the date Lessee occupies the Premises and opens for business, whichever first occurs. The Base Rent for the additional eight thousand (8,000) square feet expansion area shall be the sum of One Million and no/100 Dollars ($1,000,000.00). So long as Lessee is not in default under this Agreement, such Base Rental may be divided into monthly installments of Eight Thousand Three Hundred Thirty-Three and 34/100 Dollars ($8,333.34). The Base Rent shall be paid to Lessor in the same manner as set forth in Section 3 of this Lease.

     If the Lease Term for the initial 12,000 square foot portion of the building is extended beyond the original ten (10) years as set forth in this Lease Agreement, the Base Rental rate for said 12,000 square foot portion after the initial ten (10) year period shall be at the rate of $13.75 per square foot which equates to a monthly payment in the amount of Thirteen Thousand Seven Hundred Fifty and no/100 Dollars ($13,750.00).

     5. Option to Renew. In the event Lessee has paid the rentals and other charges as herein provided, and kept and performed all the terms, covenants and provisions of this Lease Agreement to be kept and performed by Lessee, and not otherwise, Lessee shall have the right, privilege and option to extend the term of this Lease for one (1) successive additional five (5) year period upon and under all the same terms and provisions hereof, except that the base rental for the Premises shall be at the rate of $13.75 per square foot multiplied by the square footage of the building, whether 12,000 square feet or 20,000 square feet. So long as Lessee is not in default under this Agreement, such rental may be divided into monthly installments of Thirteen Thousand Seven Hundred Fifty and no/100 Dollars ($13,750.00), if the building size is 12,000 square feet or Twenty Thousand Nine Hundred Sixteen and 67/100 Dollars ($20,916.67) if the building size is 20,000 square feet.

     Written notice of intention to exercise this renewal option shall be delivered by Lessee to Lessor at least six (6) months prior to the expiration of the prior term hereof or such option shall be considered unexercised and, therefore, null and void.

     6. Lessee’s Use of Premises. Lessee shall use the Premises for general office use and for no other purposes without Lessor’s written consent, which consent shall not be unnecessarily denied.

     From the date of execution and for the duration of this Lease, Lessee shall maintain the Premises and the business conducted thereon in accordance with all applicable federal, state, and municipal laws, rules, regulations, and ordinances.

     7. Subordination and Non-disturbance. This Lease shall be and remain subject and subordinate to the lien of any mortgage which Lessor may place upon the Premises, and to all terms, conditions and provisions thereof, to all advances made, and to any renewals, extensions, modifications or replacements thereof. Lessor shall exercise its best efforts to arrange with any mortgagee to obtain an agreement that any sale of the Premises pursuant to the exercise of any rights or remedies under the mortgage, or otherwise, shall be made subject to this Lease and the rights of the Lessee hereunder, but cannot guarantee being able to obtain such an agreement. Lessee agrees to attorn to the mortgagee or such other person or entity as its new lessor, and this Lease shall continue in full force and effect as a direct Lease between the Lessee and such mortgage or such other person or entity, upon all the terms, covenants and agreements set forth in this Lease. In addition, Lessee covenants and agrees that, upon the request of Lessor or any mortgagee named in such mortgage, Lessee shall execute and deliver whatever instruments may be required for such purposes and to carry out the intent of this section.

     8. Construction of Improvements. Lessor agrees to construct for Lessee on the Premises an approximate 12,000 square foot building designed for office purposes, with parking areas, drives, and other improvements for use in connection with such building, all in accordance with the plans and specifications which are attached hereto as Exhibit “C” and are expressly incorporated herein. Lessor shall bear all costs of the construction and improvements set forth in Exhibit “C”. All other interior buildout of Lessee’s offices shall be at Lessee’s cost. Such other interior buildout is set forth on Exhibit “D” which is attached hereto and specifically incorporated herein. Lessor and Lessee agree that Lessor shall complete the interior buildout of Lessee’s offices under a separate and distinct contract between Lessor and Lessee.

     Attached to this Lease, and made a part hereof as Exhibit “E”, are the Site Plans for the Premises. The Site Plans have been reasonably designed by the parties to provide Lessee with the ideal layout for its use. Lessor agrees to submit said Plans to the City of Canton for zoning and Site Plan approvals. In the event that the City, by virtue of zoning, planning, engineering, utilities or for any other reason, insists on revising said Site Plans, Lessee agrees to abide by any such revisions provided such requirements do not adversely effect Lessee’s ability to conduct business on the site. Lessee’s consent to any such revisions shall not be unreasonably withheld or delayed.

     Lessee may, during the course of construction alter the plans and specifications for the office building by means of dated change orders signed by both Lessor and Lessee. All change orders must describe the alteration, list the increased cost or credit to Lessee, and identify the effect, if any, on the construction schedule. In consideration of the furnishing of all materials and performance of work for any change order, Lessee hereby agrees to pay Lessor the sum of Lessor’s actual cost of the change order plus ten percent (10%). In addition, Lessee acknowledges that Lessor will charge a processing fee of Two Hundred Fifty and no/100 Dollars ($250.00) per change order, after the fifth (5th) change order, for any change requested by Lessee after the plans and specifications for the office building have been approved by Lessor and Lessee pursuant to this Agreement. It being understood, however, that no net credit remaining to Lessee will be refunded in cash or rent reduction.

     Lessee shall, at all times, have the right to inspect the progress of construction of improvements as provided herein. If Lessee shall give Lessor notice of faulty construction or of any deviation from the final plans and specifications which are incorporated herein by reference, Lessor agrees to promptly make all proper corrections. Lessor agrees to commence construction of the improvements within thirty (30) days after its obtaining building permits from the City of Canton, and to proceed diligently to complete construction of the building and improvements as aforesaid within the next succeeding five (5) months. However, if the completion of construction shall be delayed by weather, strikes, lockouts, casualties, acts of God, or other similar matters beyond Lessee’s control, the time of such completion shall be extended accordingly, but Lessor, nevertheless, agrees, notwithstanding any such matters beyond Lessor’s control, to complete construction on or before February 15, 2005.

     If minor construction items remain to be completed after Lessee accepts possession (based on issuance of a Certificate of Occupancy), Lessor shall perform the necessary work as expeditiously as possible and with minimal adverse effect on Lessee.

     9. Taxes and Assessments. During the term of this Lease, in addition to the base rent as provided herein, Lessee shall pay and discharge punctually, whenever they shall become due and payable, all real estate taxes and general assessments attributable to the Premises. Lessee shall be responsible for all personal property taxes attributable to the Premises.

     10. Utilities. Lessee shall pay for all gas, fuel, electricity, water, sewer, and other utility services used, consumed or wasted upon or in connection with the Premises on and after the Commencement Date and during the term hereof as and when the charges for the same shall become due and payable.

     11. Insurance.

     A. During the term of this Lease, Lessee shall, at Lessee’s sole expense, provide and maintain in full force and effect general liability insurance for the benefit and protection of Lessor and Lessee in an amount not less than One Million and 00/100 Dollars ($1,000,000.00) for each occurrence of personal injury or death plus a Two Million and no/100 Dollars ($2,000,000.00) excess liability umbrella per occurrence, and for damage to property in an amount not less than Five Hundred Thousand and 00/100 Dollars ($500,000.00). Lessee shall provide Lessor with written proof of such coverage.

     B. Lessee shall maintain and provide during the term of this Lease and renewals and extensions thereof, fire and extended coverage insurance with standard coverage endorsements for the benefit of Lessor (and its mortgagees, if any) and Lessee on all buildings and improvements located on the Premises in an amount equal to the “full replacement cost” thereof as determined by Lessor from time to time, excluding foundation and excavating costs. Said policy shall also include a provision insuring Lessor for loss of rents.

     C. Lessee shall provide proof of coverage for the risks required to be insured herein on the date of execution and upon reasonable written request of Lessor from time to time thereafter. Each policy shall contain a provision that the same shall not be canceled, nor the coverage reduced, without at least thirty (30) day’s prior written notice to each of the covered parties.

     D. Lessee does hereby indemnify, defend and save Lessor harmless from any and all loss, damages, liability, costs and expenses, including but not limited to reasonable attorney’s fees, reasonable investigative and discovery costs, court costs, and all other sums which Lessee may pay or become obligated to pay on account of any claim or assertion of liability arising or alleged to have arisen out of any act or omission of Lessee, its agents, contractors, sub-contractors, servants, employees, licensees or invitee occurring in, on or about the Premises or relative to Lessee’s breach of this Lease or caused by any individual or entity under the control of Lessee.

     12. Mechanic’s Liens. As relates to construction, repair, reconstruction, or the making of alterations or additions to the Premises by Lessee, it is expressly understood and agreed, and notice is hereby given, that no persons, firms or corporations furnishing labor, material, or service for such construction, repair, and reconstruction, or the making of alterations or additions to the Premises at any time during the term hereof, or any renewal, upon the Premises, or for or in respect to any appurtenances, equipment, machinery or fixtures thereon shall have any lien upon the Lessor’s interest in the Premises and the appurtenances, equipment, machinery and fixtures thereof.

     If, by reason of any action or actions by Lessee, any mechanics or other liens are filed, whether against Lessee or Lessee’s interest herein or purportedly against Lessor or Lessor’s interest in the Premises, such lien or liens shall be discharged by Lessee, at Lessee’s cost and expense, by bond or otherwise, within thirty (30) days after the filing of such lien or liens, and the filing of the lien or liens, if so discharged, shall not be deemed a violation of the provisions of this section.

     13. Maintenance and Repairs. Lessee accepts the Premises in their condition on Commencement Date, subject to the parties’ written list of Lessor’s then uncompleted work, and Lessee shall, during the entire Lease Term, and any renewals and extensions thereof, at Lessee’s own cost and expense, keep and maintain or cause to be kept and maintained in good condition and repair, ordinary wear and tear excepted, the interior and exterior of all buildings and improvements except as set forth herein (including, but not limited to, the grounds and landscaping, and pavement), at any time erected in and around the Premises and shall use all reasonable precaution to prevent waste, damage or injury to said buildings and improvements. Lessor shall be responsible for maintenance and repair of the foundation, structure, and roof of the building except if such repairs and maintenance are made necessary by the negligence of misconduct of Lessee or its agents, contractors, or employees. Lessee shall also at its own expense maintain all mechanical equipment, heating, ventilation and air conditioning (HVAC), Systems, and electrical systems, be responsible for snow removal, and maintain and keep open, free from obstruction and in good repair, all electric, water, sewer, and other utility lines and connections, conduits, pipes, catch basins, manholes, poles, lighting fixtures and other related facilities situated in, under, or on the Premises. Lessee shall provide a minimum of two (2) inspections of H.V.A.C. per year and make all necessary adjustments and/or repairs necessitated by such inspections. Notwithstanding the foregoing, in the event any replacement of the

H.V.A.C. equipment is necessitated by virtue of normal wear and tear and/or age of equipment. Lessor shall replace and/or restore and/or rebuild said equipment. Lessor shall not be responsible for replacement if it is determined that said replacement is necessitated by the misuse and/or the lack of proper maintenance by Lessee. Lessor shall require Lessee to provide all records of maintenance prior to installation of any new equipment at the expense of Lessor. Equipment is defined as the entire unit, compressor and/or heat exchanger. Lessee shall be responsible for damage to the roof caused by Lessee’s HVAC or other maintenance contractors.

     Except as otherwise set forth above, Lessee shall pay promptly when due, all charges, costs and expenses for all such maintenance, repairs and replacements, and shall indemnity and hold harmless the Lessor from and against any and all liabilities, obligations, costs, expenses and damages for or on account thereof.

     14. Alterations and Improvements. Lessee may make any appropriate cosmetic improvements to the Premises. Lessee shall make no other alterations, improvements or additions, to, in, on or about the Premises without first obtaining the written consent of the Lessor which consent shall not be unnecessarily denied. Notwithstanding any contrary provision contained herein, if Lessor fails to approve the improvements to the Premises to be made by Lessee prior to opening the Premises for business, Lessee shall have the right to terminate this Lease upon written notice to Lessor. Lessee will pay promptly when due all charges, costs and expenses for any and all alterations, additions, signs and improvements, made by or for, in, on or about said Premises, and indemnify and hold harmless the Lessor and said Premises from and against any and all liabilities, obligations, costs, expenses and damages for or on account thereof. All alterations, additions and improvements made by or for the Lessee shall remain for the benefit of the Lessor, except as otherwise specifically provided for herein.

     15. Damage or Destruction of Improvements. Should the whole or any part of the structures standing on the Premises be partially or wholly destroyed by fire or other cause, such destruction or injury shall not operate to terminate this Lease, but the Lease shall continue in full force and effect and Lessor may, at Lessor’s sole cost and expense, within six (6) months from the date of said damage or destruction, begin to restore or rebuild the structures to a condition equal to or greater in value to that just prior to the event causing such damage or destruction. There shall be a prorata proportional abatement of rent and other charges hereunder for any period during which Lessee may be deprived of the possession or use of all or part of the Premises by reason of such destruction or injury.

     16. Covenant of Title. It is understood and agreed by the parties that at the time of preparation of this Lease Agreement, Lessor’s interest in the Premises is that of a purchaser under a Real Estate Purchase Agreement. Lessor’s obligations under this Lease Agreement are subject to the condition precedent that Lessor shall complete the referenced Real Estate Purchase Agreement and acquire a fee simple interest in and to the Premises. Lessor covenants that upon its completion of said Real Estate Purchase Agreement and its purchase of the Premises, Lessor will be well seized of and have good title and authority to lease the Premises.

     17. Quiet Enjoyment. The Lessor hereby covenants and agrees that if the Lessee shall keep and perform all of the covenants and agreements on the part of the Lessee to be kept and performed in the manner and within the time herein provided for the performance thereof, the Lessee shall have the possession of said Premises without any manner of hindrance from the Lessor or any persons lawfully claiming through or under the Lessor.

     18. Representations and Warranties. Lessor represents and warrants to Lessee to the best of Lessor’s belief and knowledge:

(a)	Possession. As of the Date of Commencement, no person or entity other than Lessee will be in possession or entitled to possession of the Premises;

(b)	Condemnation. Lessor has received no written or official notice and has no knowledge that there is any pending or threatening condemnation, eminent domain or similar proceeding of any nature whatsoever affecting the Premises or any part thereof, or that any such proceedings are contemplated by any governmental entity;

(c)	Service Contract. As of the Date of Occupancy, Lessor will not have contracted for any service and will not have made commitments or obligations therefore which bind Lessee as a successor in interest with respect to the Premises;

(d)	Litigation. To Lessor’s knowledge, there are no pending or threatened lawsuits, actions, or proceedings which affect title to or possession of the Premises;

(e)	Other Agreements. The execution and delivery of this Lease by Lessor, and the performance of the transaction herein contemplated by Lessor, will not violate the provisions of any Agreement or other instrument, or any obligation to which Lessor is a party or by which it is otherwise bound or any regulation,

(f)	Toxic Materials. To Lessor’s knowledge, no gasoline, oil, fuels, toxic materials, hazardous substances, or other materials deemed “hazardous wastes” by the Ohio or United States Environmental Protection Agencies have been handled, stored, disposed of, or otherwise dealt with at or on the Premises.

     19. Assignment and Subletting. Lessee may not, without the written consent of Lessor first had, assign or encumber this Lease or its rights hereunder. Lessee may not, without the written consent of Lessor first had, sublet all or any part of the Premises at any time during the term of this Lease. Consent of any Assignment or Sublease shall not be unreasonably withheld.

     20. Access to Premises. Lessor shall have reasonable rights of access to the Premises for the purpose of inspecting the condition thereof, exhibiting the Premises to prospective purchasers or mortgagees, or for any other reasonable purpose, from time to time throughout the term of this Lease, provided Lessor has given Lessee reasonable notice prior to such time of entry. Lessor shall also have the right of access to make any repairs required by Lessee’s breach of its covenant to repair and maintain the Premises. Lessor shall also have the right during the last six (6) months of the Lease term or any renewal thereof to show the Premises to any prospective tenant or purchaser at reasonable times during business hours.

     21. Service of Notice. Every payment, notice, approval, consent or other communication authorized or required by this Lease shall not be effective unless the same shall be in writing and delivered personally to Lessor’s address below or sent postage prepaid by U.S. Certified Mail, Return Receipt Requested, to the addresses listed below for Lessor and Lessee respectively;

Lessor:	Jeffrey R. Hein
7958 Erie Avenue N.W.
Canal Fulton, OH 44614

Lessee:	Hartville Group, Inc.	Tax I.D.#
1597 North Main Street
North Canton, Ohio 44720

or to such other address as either party may designate by notice given from time to time in accordance with the terms herein. Any notice in accordance with the provisions of this article shall be deemed to have been given as of the date such notice shall have been delivered or placed in the U. S. Postal Service.

     22. Holding Over. In the event Lessee continues to occupy the Premises after the last day of the term hereby created and Lessor elects to accept rent thereafter, a tenancy from month to month only shall be created under and subject to all other provisions contained herein.

     23. Surrender of Premises. Within ten (10) days after termination of this Lease Agreement, in any manner provided for herein, Lessee shall remove all trade fixtures, trade machinery, trade equipment, furniture and other personal property of whatever kind and nature or kept or installed on the Premises by Lessee, and Lessee shall restore the Premises and building thereon to its original condition, specifically including but not limited to capping all plumbing (water and gas lines) either below the floor, within the ceiling, or within the walls (except in restrooms), disconnecting all exposed electrical conduits at the electrical box, removing all interior partitions and repairing the floor, walls, and ceiling where damaged by such removal, removing all fixtures and repairing the floor, walls, and ceiling where damaged by such removal, removing all signage, graphic art, and other decorations from the interior and exterior of the building and the Premises and repairing the floor, walls, and ceiling where damaged by such removal, and removing carpeting, nails, tacks, paper, glue, and other vestiges of the carpeting and restoring the floor surface and walls to the condition existing before carpeting was laid.

     24. Estoppel Certificate. Either party to this Lease shall from time to time during the term of this Lease, immediately upon the request of the other party, execute and deliver to the other party a statement certifying that this Lease is in full force and effect, the date through which the rent and other charges hereunder have been paid, and any factual matters reasonably requested by the other party.

     25. Successors and Assigns. The terms, conditions and covenants of this Lease shall be binding upon and shall inure to the benefit of each of the parties hereto, their heirs, personal representatives, successors or assigns.

     26. Recording. This Agreement shall not be recorded. However, if either of the parties desire to record a memorandum of this Lease, Lessor and Lessee agree to execute and deliver to the other said memorandum of lease, containing only minimum statutory requirements, which memorandum of lease may then be recorded in the office of the Summit County Recorder.

     27. Amendments. No waivers, alterations or modifications of this Lease or any agreements in connection therewith shall be valid unless in a writing duly executed by both Lessee and Lessor herein.

     28. Invalidity of Provisions. If any term, covenant, condition, or provision of this Lease or the application thereof to any person or circumstance shall, at any time, or to any extent be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, should not be affected thereby, and each term, covenant, condition, and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

     29. Default. If Lessee fails to pay the rent at the time and in the manner hereinbefore provided, and fails to cure said default within five (5) business days after written notice from Lessor of such default; or if Lessor defaults in the performance of any of the covenants or agreements or duties or obligations herein stipulated to be performed by Lessee, or if Lessee shall abandon said Premises or permit the same to remain vacant for more than thirty (30) days, or shall make an assignment for the benefit of creditors, or if the interest of Lessee in said Premises shall be sold under execution or other legal process, or if Lessee shall be adjudged bankrupt, or if a receiver for Lessee shall be appointed, or if Lessee makes any assignment or sublets said Premises without prior written approval by Lessor, and if any such default, occurrence or conditions shall not be fully and completely abated, removed and corrected within fifteen (15) days after Lessor shall have given written notice thereof to Lessee, Lessor, at its election and any time thereafter while such default or condition continues may declare all amounts due under this Lease immediately due and payable, may declare the term of this Lease ended and enter into the possession of said Premises and all buildings, structures, fixtures and improvements thereon, therein or thereabout, and sue for and recover all damages arising out of such default, and/or Lessor may, at its election declare all amounts due under this Lease immediately due and payable, sue for and recover all such damages without declaring said term ended and without entering into such possession. The appointment of a receiver for the Premises at the instance of Lessor shall not be regarded as a dispossession or eviction of Lessee.

     No waiver of any covenant or agreement to be performed by Lessee or Lessee’s breach of any covenant or condition of this Lease shall be taken to constitute a waiver of any subsequent breach of the same, or any other covenant, agreement, or condition, nor shall the acceptance of rent by Lessor, at any time when Lessee is in default, under any covenant, agreement or condition hereof, be construed as a waiver of such default or Lessor’s right to terminate this Lease on account of such default, nor shall any waiver or indulgence granted by Lessor to Lessee be asserted as an estoppel against Lessor, it being expressly covenanted and agreed by Lessee that if Lessee shall at any time be in default in any of the covenants or agreements to be performed hereunder, any acceptance of rent by Lessor during the continuance of such default, or the failure of Lessor promptly to avail itself of any rights or remedies as Lessor may have, shall not be construed as a waiver of such default. All rights and remedies available to Lessor hereunder are cumulative and are in addition to all other legal and equitable rights available to Lessor.

     All property, including, but not limited to, goods and chattels, used or kept on the leased Premises may be held by Lessor as security for the payment of rent due to Lessor under the terms of this Lease and for all costs incurred by Lessor as a result of Lessee’s breach of this Lease. Lessor and Lessee specifically intend that this provision shall provide Lessor with a valid landlord’s lien on all property, including, but not limited to, goods and chattels, used or kept on the leased Premises.

     30. Security Deposit. Lessee, upon the execution of this Agreement, shall deposit with Lessor the sum of Twelve Thousand Five Hundred and no/100 Dollars ($12,500.00) as security for the full and faithful performance of the terms, covenants and conditions of this Lease. If Lessee exercises its Option to Expand as set forth in Section 4 of this Lease Agreement, Lessee shall hereafter deposit with Lessor the additional sum of Eight Thousand Three Hundred Thirty-

Three and 34/100 Dollars ($8,333.34) as additional security for the full and faithful performance of the terms, covenants and conditions of this Lease. In the event default shall be made in the payment of the rent or in the performance of any of the other covenants, agreements or conditions to be kept or performed by Lessee, Lessor may, without notice and without terminating this Lease, apply the funds so deposited in payment of rent or other sums due hereunder or in remedying any other default hereunder, or Lessor may terminate this Lease by reason of any such default as heretofore provided and applied said sum on payment of any sums due Lessor. Any action taken by Lessor under this paragraph shall not be construed to be a waiver of rights under this Lease, or of rights in case of subsequent default to enforce any remedy available to Lessor by law or in equity. Within thirty (30) days after termination of this Lease for any cause, provided Lessee be not then in default, including the yielding up of possession of said Premises, Lessor shall, upon being furnished with satisfactory evidence that Lessee has paid all bills and debts incurred in connection with the terms and conditions of this Lease, return to Lessee said sum deposited or such portion thereof remaining on deposit with Lessor.

     31. Hazardous Materials. Lessee hereby agrees to indemnify, save harmless and defend Lessor from and against any and all liabilities, claims, penalties, forfeitures, suits and cost and expense incident thereto, including costs of defense, settlement and reasonable attorney fees, which Lessor may hereafter incur, become responsible for, or pay out as a result of death or bodily contamination or of adverse effects on the environment or any violation of governmental laws, regulations, or orders caused, in whole or in part, by (a) Lessee’s failure to comply with any federal, state, or local law, regulation or ordinance; (b) any neglect or willful act or omission of Lessee, its employees, or contractors; or (c) any claim under the Comprehensive Environmental Response Compensation And Liability Act (the Superfund Law), 42 U.S.C. 9601-9657, the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., any applicable state laws and any and all common law claims caused by or resulting from any hazardous material, substance, or waste and any other costs incurred by Lessor, directly or indirectly, due to environmental contamination attributable to Lessee’s conduct.

     For purposes of this indemnity, any acts or omissions (whether or not they are negligent, intentional, willful, or unlawful), shall be strictly attributable to Lessee for the purposes of this

Lease only, whether performed by Lessee or by employees, agents, assigns, subcontractors, or others acting for Lessee. This provision shall survive the termination of this Lease.

     32. Captions.The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of this Lease or in any way affect this Lease.

     33. Entire Agreement. This Lease supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the Premises and contains all of the covenants, agreements and other obligations between the parties in respect to the Premises.

     34. Net Lease Provisions. Lessor shall not be required to provide any services nor to do any act in connection with the Premises except as specifically provided herein.

     35. Authority of Parties. The parties hereto by executing this Lease represent and warrant that they have full authority to enter into this Lease and perform the covenants herein contained.

     36. Applicable Law and Ordinances. The laws of the state of Ohio shall govern the validity, performance, and enforcement of this Lease. The submission of this document for examination does not constitute an offer to Lease, or a reservation or an option for the Premises and becomes effective only upon execution and delivery thereof by Lessor and Lessee.

     The parties hereto have executed this Agreement as of the date and year set forth above.

LESSOR:

Jeffery R. Hein

LESSEE:
Hartville Group, Inc.

by:	/s/ W. Russell Smith, III

W. RUSSELL SMITH, III
Its: CEO

STATE OF OHIO, COUNTY OF STARK, SS:

     BEFORE ME, a Notary Public in and for said county and state, personally appeared the above-named JEFFERY R. HEIN, who acknowledged that he did sign the foregoing instrument and that the same is his free act and deed.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at Canton, Ohio, this                      day of July, 2004.

Notary Public

STATE OF OHIO, COUNTY OF STARK, SS:

     BEFORE ME, a Notary Public in and for said county and state, personally appeared the above-named HARTVILLE GROUP, INC., a Nevada Corporation, by                                                             , its                                         who acknowledged that he did sign the foregoing instrument and that the same is his free act and deed.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at Canton, Ohio, this                     day of July, 2004.

Notary Public

Commercial-Residential
New Construction - Remodeling

PO Box 167 - Canton, OH 44707-0167
2100 Faircrest Street SW- Canton, OH 44706
Office: 330-484-2970 Fax: 330-484-9408
Email: hein@heininc.com

Final Commencement Date for Lease

Per the lease agreement entered into on June 30, 2004 between Jeffrey R. Hein and Hartville Group, Inc., the commencement date is March 1, 2005.

The base rent is calculated on the actual square footage of 12,395. The cost per square foot for years one (1) through five (5) is $11.50 and years six (6) through ten (10) is $12.50.

Monthly rent due on the first (1st) of the month per the lease agreement for years one (1) through five (5) equals $11,878.55. Monthly rent for years six (6) through ten (10) due on the first (1st) of the month per lease agreement is $12,911.46.

The rent accrual date is March 1, 2005 and the ending date of the lease is the last date of the tenth (10th) full lease year. As per the lease agreement, ‘a “lease year” is defined herein as being that twelve (12) month period commencing on the first (1st) day of the first (lst) month after the Rent Accrual Date, and each subsequent anniversary therof’ .

/s/ Jeffery R. Hein
Lessor: Jeffery R. Hein	Lessee: Hartville Group. Inc.

	By:	/s/ W Russell Smith, III

W. RUSSELL SMITH, III
	Its:	CEO

STATE OF OHIO, COUNTY OF STARK,SS:

     Before me, a Notary Public in and for said county and state, personally appeared the above-named JEFFERY R. HEIN, who acknowledged that he did sign the foregoing instrument and that the same is his free act and deed.

     In testimony whereof, I have hereunto set my hand and affixed my official seat at Canton, Ohio this 17 day of February, 2005.

/s/ Julie A. Spadone
Notary Public

STATE OF OHIO, COUNTY OF STARK,SS:

     Before me, a Notary Public in and for said county and state, personally appeared the above-named HARTVILLE GROUP, INC., a Nevada Corporation, by W Russell Smith, its CEO who acknowledged that he did sign the foregoing instrument and that the same is his free act and deed.

     In testimony whereof, I have hereunto set my hand and affixed my official seat at Canton, Ohio, this 23rd day of February 2005.

/s/ Maureen A. Hickey
Notary Public